The Clifton Savings Bancorp, Inc.
                     Committee to Preserve Shareholder Value

August 27, 2004

DEAR FELLOW SHAREHOLDER:

I am writing in response to the August 11, 2004 and August 24, 2004 letters you received from John A. Celentano, Jr., the Chairman of the Board of Directors of Clifton Savings Bancorp, Inc. (the "Company"). I am asking that you vote AGAINST the Company's proposed 2004 Stock-Based Incentive Plan (the "Incentive Plan") and WITHHOLD your vote on the election of the Company's directors.

                        DON'T JUST TAKE OUR WORD FOR IT

The Committee is pleased to announce that Institutional Shareholder Services, Inc. ("ISS"), a provider of proxy advisory services to institutional investors, has recommended that its clients vote AGAINST the Company's Incentive Plan and WITHHOLD votes from the Company's directors. According to the report, "Such compensation practices and the lack of board accountability to public shareholders make us question whether this board has been a good steward of compensation and whether approving the maximum allowable number of shares at the earliest possible time is in the shareholders' best interest."

Please sign, date and return the GOLD proxy card in the enclosed postage-paid envelope.

Company Statement:         The Company states that the Incentive Plan "has been
                           thought out carefully and designed to be in your best interests."

Reply:                       o        How  can  an   approximate   potential
                                      $2,300,000   five  year  annual
                                      compensation  expense  (total  expense  -
                                      $11,500,000)  be in your best interest
                                      when the  Company's  net  income was only
                                      $3,689,000 for the twelve month period ending March 31, 2004? How can an approximate after tax 38% reduction in Net Income be good for Shareholders?
                                      (Assumes  981,337  shares  awarded at
                                      $11.76,  Page 14 of Company  Proxy
                                      Statement).
                             o        How can a reduction of approximately
                                      $25,980,890 or approximately 13%, of the Company's net worth benefit the
                                      Shareholders? (Committee's Proxy
                                      Statement, Page 8.)
                             o        It is the Committee's opinion that the
                                      Incentive Plan is in the best  interest
                                      of those  persons,  and only those
                                      persons,  who receive the awards.

Company Statement:           Mr.  Seidman  "has  voted  in  favor  of plans
                             similar  to the  Clifton  Savings Bancorp's 2004
                             Plan."

Reply:                       o        I have never voted in favor of an
                                      Incentive Plan for a mutual holding
                                      company
                             o        I personally have never accepted free
                                      stock even though I was entitled, as a
                                      member of the Board of Directors, to
                                      receive restricted stock, like the shares the Company now wants to award to its directors and senior management. I refused to accept the free stock awards because, in my opinion, such an award of free stock is not in the best interest of all the Shareholders

Company Statement:           Case in Point: Wayne Savings Bank, where Mr.
                             Seidman pursued "his agenda".

Reply:                       o        Harold Cook was the Chairman of Wayne
                                      Bancorp,  Inc.  When asked about the
                                      Company's  comments,  he  replied: "Larry
                                      Seidman  was  the catalyst  that
                                      encouraged the Board to seek a merger which ultimately maximized Shareholder value."
                             o        When Wayne Bancorp, Inc. made its initial
                                      public offering, its shares sold for $10 each. Less than two (2) years later, Wayne Bancorp,Inc. was acquired by Valley
                                      National Bank at a price of $34.38 per share.

Company Statement:           Case in Point: South Jersey Financial Corp, Inc.,
                             where Mr. Seidman pursued "his agenda".

Reply:                       o        Robert Colacicco was the president and
                                      chief executive  officer of South Jersey.
                                      When asked about the Company's comments he replied "Larry Seidman's contributions to South Jersey were very positive and were all focused on maximizing Shareholder value."
                             o        Robert Colacicco also stated that
                                      "even though Mr. Seidman was entitled
                                      to receive restricted stock awards,
                                      he refused to accept such an award."
                             o        Mr. Colacicco also stated that "in
                                      order to obtain Mr. Seidman's support
                                      for the stock based benefit plan, Mr.
                                      Seidman required that the amount of
                                      the restricted stock available for
                                      distribution be reduced."

Company Statement:           The Company states "The 2004 Plan EXPRESSLY
(August 14, 2004)            PROVIDES FOR PERFORMANCE STANDARDS." (Emphasis
                             in the original of August 11, 2004 letter.)

 Reply:                      o        In fact, the Plan establishes no objective
                                      criteria for the granting of the awards.
                                      No particular level of performance - by the Company or by directors or by managers
                                      - has been established in order for the free stock to be awarded. Thus, the Compensation Committee - whose members will presumably be eligible to receive awards - will have discretion to determine to whom, and in what amounts the awards will be given.
                             o        The Company has now admitted there are no
                                      performance standards in the Plan. The
                                      Company in its August 24th letter stated that "Mr. Seidman correctly notes no performance standards have been established."
                             o        The Company claims that it will make
                                      awards in a "prudent manner". THIS IS NOT
                                      A PERFORMANCE STANDARD.


Company Statement:           "If Mr. Seidman had been successful in his efforts
                             to gain a seat, he too would be eligible to receive the benefits he now criticizes."

Reply:                       o        It is true that if I were a Board  member
                                      I would be eligible for free stock, but I would not accept such an award. Maybe Mr.
                                      Celentano,  Jr. wants to make the same
                                      commitment?  I doubt it!

                             o        I have  never  requested  a seat for
                                      myself on the  Company's  Board of
                                      Directors.

Company Statement:           The Company states "Help Clifton  Savings  Bancorp
                             tell Mr.Seidman we have no interest in his personal agenda."

Reply:                       o        The three (3)  institutions  mentioned  by
                                      the Company have one thing in common.
                                      Their stock prices rose substantially -
                                      and all  Shareholders profited.
                                      Specifically:
                                      (i) In an approximate two (2) year period
                                      Wayne Savings had an approximate 243%
                                      increase  in  its  stock  price   enjoyed
                                      by  all Shareholders  (from the date Mr.
                                      Seidman  commenced his stock purchases to
                                      the date a sale of the Company was
                                      announced.)
:                                     (ii)  In  approximately  fourteen  (14)
                                      months  South  Jersey  had  an approximate
                                      70% increase in its stock price enjoyed by all Shareholders (from the date Mr.
                                      Seidman commenced his stock purchases to the date a sale of the Company was announced.)
                                      (iii) In  approximately  one year CNY
                                      Financial had a 70% increase in its stock price enjoyed by all Shareholders (from the date Mr. Seidman commenced his stock purchases to the date a sale of the Company was announced.)


     It is obvious that the Company wants to have you not focus upon the merits of the Plan. Otherwise, why would the Company conclude its first letter by making comments about me?

     After all, I have nothing to do with the Plan, I am simply delivering the message that this Plan is not in the best interests of the Shareholders who have invested over $130,000,000 in the Company. Please vote the GOLD proxy today.

If you have any questions or need assistance in voting your shares, please call:

                             D. F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005
                         (Call Toll Free (888) 542-7446